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                                                                  EXHIBIT 99.1


                           COMPONENT SALES AGREEMENT


This Component Sales Agreement ("Agreement") is made as of July 31, 1995 by and between Samsung Electronics Company Limited, a Korea corporation ("SEC") and AST Research, Inc., a Delaware corporation ("AST").

                                    PURPOSE

SEC plans to continue to develop and sell components and subassemblies for computers including display monitors, liquid crystal display panels, CD-ROM drives, hard disk drives, static, video and dynamic random access memory, and other items which exist now or may be developed in the future (the "Products").

AST and SEC wish to develop an improved supplier to customer relationship, with SEC gaining a dependable customer for large quantities of SEC Products in a cost efficient way, and with AST gaining a dependable source for certain of SEC's Products on favorable terms.

                                   AGREEMENT

Article l.  Products

1.1  Cooperation.  In accordance with the terms and conditions of this
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     Agreement, AST and its Subsidiaries shall buy from SEC and its Related
     Companies and SEC and its Related Companies shall sell Products to AST and its Subsidiaries during the term of this Agreement. SEC agrees to cooperate and facilitate the purchase by AST and its Subsidiaries under the terms of this Agreement from the SEC Related Companies (e.g., Samsung Electromechanics or Samsung Display Devices).

1.2  Information Exchange.  AST and SEC agree to exchange information, to be
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     treated as confidential information, relating to the Product needs of AST and the ability of SEC to supply Products to AST.

Article 2.  Ordering

2.1  Procedures.  Unless otherwise agreed between the parties the ordering
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     procedures in this Article 2 shall apply to Product orders by AST.

2.2  Forecasts.  AST shall submit a written revolving six (6) month forecast to
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     SEC of anticipated purchases of the Products, and shall update the forecast monthly. This forecast shall not be a commitment of either AST or SEC, but is necessary for the planning purposes of AST and SEC and their mutual convenience. Unless otherwise agreed by both SEC and AST, and subject to the provision of Article 3 of this Agreement, the immediate three (3) month forecast shall

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     be binding to the parties provided that the forecast for immediate first month shall be firm and binding to the parties, month two (2), can be changed up to twenty percent (20%) and month three (3) forty percent (40%).

2.3  Orders and Terms.  AST and its Subsidiaries ("Ordering Entity") may submit
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     purchase orders directly to SEC for Product, and SEC shall supply same to the Ordering Entity pursuant to the terms and conditions of this Agreement. Notwithstanding the foregoing, AST and the Ordering Entity shall be severally and/or jointly liable for payment therefor. This Agreement sets forth the terms and conditions which shall govern the transactions between the parties and Ordering Entities related to the Product. No term or condition set forth in any purchase order submitted to SEC by an Ordering Entity shall modify the terms and conditions herein. Unless otherwise agreed to by both SEC and AST, and subject to the provisions of Article 3 of this Agreement, purchase orders pursuant to the said forecast, which shall be considered final and binding, and shall be issued by AST to SEC with at least sixty (60) days lead time for delivery during the term of this Agreement. SEC agrees to bear any expedited shipping costs or other costs required to meet any previously committed SEC delivery dates or to recover from delays. Any such purchase orders shall constitute separate contracts between SEC and the Ordering Entity.

Article 3.  Pricing, Quantity, Terms and Conditions

     SEC shall provide AST pricing, allocation, terms and conditions which, when considered in the aggregate, are at least as favorable as those offered by SEC to its most favored customer group. Such terms shall include, for example but without limitation, terms for commitments to forecast, terms for cancellation of purchase orders, payment due date terms, credit limit terms, product return terms, duty and freight responsibility terms, product warranties, indemnification and defense commitments, overnight shipment cost commitments for late deliveries, non-recurring engineering charge terms and lead time terms.

Article 4.  Product Terms and Conditions

     The terms and conditions applicable to AST's purchase of Products pursuant hereto shall be in accordance with the terms and conditions referenced in Article 3 above, but the terms and conditions of this Agreement shall supersede such terms and conditions.

Article 5.  General Terms

     Neither this Agreement nor any right or obligation hereunder may be assigned by either party without the express written

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     consent of the other party in each instance.  The provisions included in the General Terms Agreement shall apply to this Agreement.

Article 6.  Priority

     In the event of a conflict or inconsistency between any term or condition of this Agreement and that of the General Terms Agreement, the terms and conditions of this Agreement shall supersede and control.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement, on the dates below indicated.


Samsung Electronics Co., Ltd.       AST Research, Inc.

By: /s/ Bo-Soon Song                By: /s/ Safi U. Qureshey
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Name:  Bo-Soon Song                 Name:  Safi U. Qureshey
Title: Senior Managing Director     Title: Chief Executive Officer
Date:  July 31, 1995                Date:  July 31, 1995

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